EXHIBIT 99.2 - LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T
























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                [THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                         March 25, 2002
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, The First of Long Island Corporation has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                            Very truly yours,

                                            The First of Long Island Corporation

                                            /s/ Mark D. Curtis
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                                            Mark D. Curtis
                                            Senior Vice President and Treasurer











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